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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
         Check the appropriate box:
          [ ]   Preliminary Proxy Statement
          [ ]   Confidential, for Use of the Commission only (as permitted by
                Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [X]   Soliciting Material Under Rule 14a-12


                               NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 11, 2002

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SOURCE:  C. Robert Coates

Netro's Directors Star on Baddirectors.com Website Says C. Robert Coates

LAKE FOREST, Il., July 11,2002-- C. Robert Coates announced today that his brand new website, www.baddirectors.com, went live last night. The website focuses on the directors of Netro Corporation (NASDAQ: NTRO) and inducts the seven Netro directors into the Directors' "Hall of Shame". These directors are: Gideon Ben-Efraim, Irwin Federman, Thomas Baruch, Richard Moley, Sanford Robertson, Lewis Chakrin and Shirley Young.

The website is featured in an article in the Wall Street Journal today. It appears in the Technology Journal section on page B6 under the heading "Gripe Site II." An excerpt of the article published by the Wall Street Journal reads as follows:

Independent investor Robert Coates of Lake Forest, Ill., owns about 4%, or 2.4 million shares, of Netro Corp. a small, wireless equipment maker in San Jose, Calif. Although he says he is the company's fourth-largest investor, that hasn't gotten him access to the board of directors. "They won't give me the time of day," Mr. Coates grouses.

Since Netro sales and stock price started falling last year, Mr. Coates has offered suggestions, only to be met with indifference, he says. When only one director, also the company's CEO, showed up at the annual shareholders meeting in May, Mr. Coates really got peeved and tried to win a board seat. He narrowly lost.

Now Mr. Coates has launched a Web site, HYPERLINK http://www.baddirectors.com that lambastes the board. The site features a "wall of shame" with complaints about directors who sold stock at high prices and haven't bought it back now that it's cheap. He is particularly sassy when it comes to the board's chairman and chief executive, Gideon Ben-Efraim. Mr. Coates says he's simply "trying to get their attention."

Mr. Ben-Efraim says Mr. Coates has certainly done that. Indeed, the company's management, but not the directors, is interested in hearing his suggestions. But Mr. Ben Efraim also says he thinks Mr. Coates is interested in short-term gains over the company's long-term goal. Mr. Ben-Efraim adds that he has a stellar board. Still, he says of Mr. Coates: "I can't stop him."

In commenting on the Wall Street Journal article, C. Robert Coates said, "We believe that Netro's CEO is totally out of touch with reality when he says that Netro has a stellar board. Regardless of their credentials at making money for themselves, these directors have imposed huge costs on Netro's shareholders. We think that Netro's stock would immediately trade at much higher prices if the board removed a poison pill that they sneaked past their shareholders in last year's election.

"The directors and CEO have shown zero ability to use the shareholder's money to make a profit, even in the best of times in the telecom business. For that reason, the directors need to immediately announce a self tender offer for 30,000,000 shares at $3.50 or more a share followed by $100,000,000 of open market purchases. Given the company's cash holdings this stock should never trade for less than $3.50 a share.

"Netro's CEO says I'm interested in short-term gains over the company's long-term goal. Maybe some day CEO Ben-Efraim can tell us what his long-term goal is and prove that he can achieve it. Based on his past results, we think shareholders would love to see some cash in their pockets now and an ongoing viable business built around new technology like Project Angel.

"We stand ready to meet with Netro's directors any time and at any place. We've made this offer to them many times before now and they have refused to extend this professional courtesy to someone who won the popular vote at Netro by a huge margin. Let's resolve these issues for the shareholders on or before the directors meet on July 16.

SOURCE:  C. Robert Coates